EXHIBIT 16

                      [Letterhead of Arthur Andersen, LLP]

Offices of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

August 7, 2000

Dear Sirs,

We have read Item 4 included in the Form 8-K dated August 7, 2000, of Interfoods of America, Inc., filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSON LLP


By: /S/ DENISE D. VEITCH
   -------------------------
    Denise D. Veitch

Copy to:
Mr. Robert Berg, President, Interfoods of America, Inc.